EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX ANNOUNCES INTENT TO RESTATE 2004 RESULTS

PORT WASHINGTON, NY, May 11, 2005 – Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, announced today that it will restate its results for the year ended December 31, 2004 following the discovery of errors in accounting for inventory at its Tiger Direct, Inc. subsidiary. The Company is currently reviewing its records to determine which quarters in 2004 were affected and whether the accounting errors may also have affected periods prior to 2004. Investors are cautioned not to rely on such historical financial statements.

The Company, upon completion of its review, will restate its historical results for the affected period or periods. The Company presently has no estimate for completion of its review but does not believe that such review will extend beyond the end of May. When the review is complete, the Company will file an amendment to its Form 10-K for 2004 and release its first quarter results. It is presently anticipated, assuming no earlier periods are affected, that net income for the full year ended December 31, 2004 (previously reported as $12.6 million or $.35 per diluted share) will be reduced to a range of approximately $9.0 to $9.6 million or $.25 to $.27 per diluted share.

As previously disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2004, Systemax is not currently required to comply with Section 404 of the Sarbanes-Oxley Act. The Company has disclosed that it has identified a number of internal control deficiencies that may affect the timeliness and accuracy of recording transactions which have not yet been remediated. The Company is devoting resources to improving its internal controls over financial reporting and accounting for inventory in order to prevent such errors from occurring in the future.

Systemax Inc. (wwwsystemax.com) utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.